Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Signal Genetics, Inc.
Carlsbad, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-197316) of Signal Genetics, Inc.  Inc. of our report dated March 27, 2015, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP
New York, New York

March 27, 2015